EXHIBIT 99.1

Superconductor Technologies Inc. Announces Third Quarter 2007 Results

SANTA BARBARA, Calif., Nov. 12, 2007 (PRIME NEWSWIRE) -- Superconductor Technologies Inc. (Nasdaq:SCON) ("STI"), a leading provider of high performance infrastructure products for wireless voice and data applications, today announced results for the quarter and nine months ended September 29, 2007.

Total net revenues for the third quarter were $4.1 million, compared to $4.7 million in the second quarter of 2007 and $5.9 million in the year ago third quarter. Net commercial product revenues for the third quarter of 2007 were $2.3 million, compared to $3.7 million in the second quarter of 2007 and $4.9 million in the third quarter of 2006. Government and other contract revenue totaled $1.8 million during the 2007 third quarter, compared to $1.0 million for the second quarter of 2007 and the third quarter of 2006.

"In the third quarter, our government business increased roughly 80 percent, both sequentially and over the third quarter of 2006. We continued the fulfillment of our $4.7 million Air Force contract in addition to ongoing government programs," stated Jeff Quiram, STI's president and chief executive officer. "In our commercial business, while we continue to work closely with North American carriers to provide innovative and effective solutions to optimize the performance of their RF networks, these carriers continue to tightly control their spending. As a result, third quarter commercial product sales decreased when compared to the 2007 second quarter and the third quarter of 2006."

Net loss for the third quarter was $2.0 million, compared to a net loss of $2.0 million in the second quarter of 2007 and $2.1 million in the third quarter of 2006. Net loss per share was $0.16, compared to a net loss of $0.16 per share in the second quarter of 2007 and a net loss per share of $0.17 in the year ago period.

Quiram continued, "We diversified our U.S. customer base earlier in 2007, which created the expanded foundation we have today for future growth. In the third quarter, we took steps to further extend our market reach to participate in the ongoing build out of 2G networks and the upcoming rollout of 3G networks in China. As announced last week, we have signed a binding agreement to form a joint venture with Hunchun BaoLi Communications (BAOLI) to focus on the manufacturing and marketing of STI's SuperLink(r) interference elimination solution in the Chinese market. Until our joint venture is prepared to fulfill the market demand, we are working with China Corporate Credit Assurance Co. Ltd. (CCAC) to supply our SuperLink solution in China."

For the nine-month period ending September 29, 2007, total net revenues were $13.0 million, compared to $15.8 million for the first nine months of 2006. Net commercial product revenues for the first nine months of 2007 were $9.5 million, compared to $13.3 million in the year ago period. The Company recorded $3.5 million in government and other contract revenues for the first nine months of 2007, compared to $2.4 million for the first nine months of 2006. The net loss for the first nine months 2007 was $6.9 million, compared to $28.0 million for the prior year's first nine months, including a non-cash goodwill impairment charge of $20.1 million. The net loss for the first nine months of 2007 was $0.56 per share, compared to $2.24 per share in the first nine months of 2006 which is inclusive of the goodwill charge.

As of September 29, 2007, STI had $5.0 million in working capital, including $2.5 million in cash and cash equivalents. As of September 29, 2007, STI had a commercial product backlog of $647,000 compared to $143,000 at the end of the second quarter of 2007 and $1.9 million at the end of the year-ago quarter.

Investor Conference Call

STI will host an investor conference call today at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time, November 12, 2007. The call will be accessible live by dialing 800-240-4186 at least 10 minutes before the start of the conference. International participants may dial 303-275-2170. No pass code is required. A telephone replay will be available until midnight ET on November 14 by dialing 800-405-2236 or 303-590-3000, and entering pass code 11101305#. The call will also be simultaneously webcast and available on STI's web site at http://www.suptech.com.

About Superconductor Technologies Inc. (STI)

STI, headquartered in Santa Barbara, CA, is a leading provider of advanced wireless solutions, innovative adaptive filtering, and world class cryogenics products for commercial and government applications. STI provides a full range of high performance infrastructure products for wireless voice and data applications. Its SuperLink(r) solution increases capacity utilization, lowers dropped and blocked calls, extends coverage, and enables faster wireless data rates. Its AmpLink(tm) solution enhances the performance of wireless base stations by improving receiver sensitivity and geographic coverage.

For information about STI, please visit http://www.suptech.com.

The Superconductor Technologies Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3963

Safe Harbor Statement

The press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, STI's views on future fundraising plans, profitability, revenues, market growth, capital requirements and new product introductions and any other statements identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," "goals" or similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. For example, the financial results reported in this press release are based on certain assumptions and estimates made by management and are subject to adjustment prior to the filing of the Company's Annual Report on Form 10-K for 2007. Other factors and uncertainties include: fluctuations in product demand from quarter to quarter which can be significant; the need for additional capital depending on unpredictable cash flow; STI's ability to diversify its concentrated customer base; the impact of competitive filter products technologies and pricing; unanticipated decreases in the capital spending of wireless network operators; and manufacturing capacity constraints and difficulties. Forward-looking statements can be affected by many other factors, including, those described in the Business and the MD&A sections of its Annual Report on Form 10-K for 2006. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

                        SUPERCONDUCTOR TECHNOLOGIES INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)

                     Three Months Ended         Nine Months Ended
                --------------------------  --------------------------
                September 30, September 29, September 30, September 29,
                    2006          2007          2006          2007
                ------------  ------------  ------------  ------------
 Net revenues:
   Net commercial
    product
    revenues    $  4,897,000  $  2,277,000  $ 13,319,000  $  9,463,000
   Government
    and other
    contract
    revenues       1,002,000     1,844,000     2,432,000     3,525,000
   Sub license
    royalties         11,000            --        20,000            --
                ------------  ------------  ------------  ------------

     Total net
      revenues     5,910,000     4,121,000    15,771,000    12,988,000

 Costs and
  expenses:
   Cost of
    commercial
    product
    revenues       4,220,000     2,697,000    11,736,000     9,827,000
   Contract
    research and
    development      651,000       963,000     1,658,000     2,019,000
   Other
    research and
    development      767,000       528,000     2,698,000     2,251,000
   Selling,
    general and
    adminis-
    trative        2,436,000     1,973,000     7,831,000     5,916,000
   Goodwill
    impairment
    charge                --            --    20,107,000            --
                ------------  ------------  ------------  ------------

     Total
      costs and
      expenses     8,074,000     6,161,000    44,030,000    20,013,000
                ------------  ------------  ------------  ------------

 Loss from
  operations      (2,164,000)   (2,040,000)  (28,259,000)   (7,025,000)

   Interest
    income            83,000        28,000       317,000       115,000
   Interest
    expense          (11,000)       (9,000)      (35,000)      (30,000)
                ------------  ------------  ------------  ------------

     Net loss   $ (2,092,000) $ (2,021,000) $(27,977,000) $ (6,940,000)
                ============  ============  ============  ============

 Basic and
  diluted loss
  per common
  share         $      (0.17) $      (0.16) $      (2.24) $      (0.56)
                ============  ============  ============  ============

 Weighted
  average
  number of
  common
  shares
  outstanding     12,483,367    12,483,367    12,483,367    12,483,367
                ============  ============  ============  ============

                         SUPERCONDUCTOR TECHNOLOGIES INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                    ASSETS                  December 31,  September 29,
                                                2006          2007
                                            ------------  ------------
 Current Assets:                             (See Note)    (Unaudited)
   Cash and cash equivalents                $  5,487,000  $  2,462,000
   Accounts receivable, net                    1,535,000     1,918,000
   Inventory, net                              5,978,000     3,863,000
   Prepaid expenses and other current
    assets                                       507,000       520,000
                                            ------------  ------------
     Total Current Assets                     13,507,000     8,763,000

   Property and equipment, net of
    accumulated depreciation of $18,599,000
    and $18,755,000 respectively               5,770,000     4,336,000
   Patents, licenses and purchased
    technology, net of accumulated
    amortization of $1,391,000 and
    $1,625,000, respectively                   2,405,000     2,305,000
   Other assets                                  222,000       210,000
                                            ------------  ------------
     Total Assets                           $ 21,904,000  $ 15,614,000
                                            ============  ============

      LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities:
   Accounts payable                         $  1,725,000  $  1,595,000
   Accrued expenses                            1,610,000     1,109,000
   Shares to be Issued                                --     1,000,000
   Current portion of lease obligations
    and long term debt                            14,000        15,000
                                            ------------  ------------
     Total Current Liabilities                 3,349,000     3,719,000

   Other long term liabilities                   604,000       599,000
                                            ------------  ------------
     Total Liabilities                         3,953,000     4,318,000

 Stockholders' Equity:
   Preferred stock, $.001 par value,
    2,000,000 shares authorized, none issued
    and outstanding                                   --            --
   Common stock, $.001 par value,
    250,000,000 shares authorized,
    12,483,367 shares issued and
    outstanding                                   12,000        12,000
   Capital in excess of par value            208,825,000   209,083,000
   Notes receivable from stockholder net         (27,000)           --
   Accumulated deficit                      (190,859,000) (197,799,000)
                                            ------------  ------------
     Total Stockholders' Equity               17,951,000    11,296,000
                                            ------------  ------------

     Total Liabilities and Stockholders'
      Equity                                $ 21,904,000  $ 15,614,000
                                            ============  ============

   Note-December 31, 2006 balances were derived from audited financial statements

                        SUPERCONDUCTOR TECHNOLOGIES INC.
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Unaudited)

                                                Nine Months Ended
                                            --------------------------
                                            September 30, September 29,
                                                2006          2007
                                            ------------  ------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                   $(27,977,000)  $(6,940,000)
 Adjustments to reconcile net loss to net
  cash used in operating activities:
 Depreciation and amortization                 1,982,000     1,748,000
 Non-cash impairment charge                   20,107,000            --
 Warrants-Options                                183,000       258,000
 Provision for excess and obsolete
  inventories                                    270,000       160,000
 Reserve for impairment of note and
  interest receivable from Stockholder            43,000      (583,000)
  Changes in assets and liabilities:
    Accounts receivable                         (388,000)     (383,000)
    Inventory                                 (1,374,000)    1,955,000
    Prepaid expenses and other current
     assets                                      122,000       597,000
    Patents, licenses and purchased
     technology                                 (148,000)     (148,000)
    Other assets                                 137,000        12,000
    Accounts payable, accrued expenses and
     other longterm liabilities                 (336,000)     (622,000)
                                            ------------  ------------
     Net cash used in operating activities    (7,379,000)   (3,946,000)

 CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from the sale of property and
  equipment                                           --        26,000
 Shares to be Issued                                  --     1,000,000
 Purchases of property and equipment            (211,000)      (91,000)
                                            ------------  ------------
     Net cash used in investing activities      (211,000)      935,000

 CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments on long-term obligations               (14,000)      (14,000)
                                            ------------  ------------
     Net cash used in financing activities       (14,000)      (14,000)
                                            ------------  ------------

 Net decrease in cash and cash equivalents    (7,604,000)   (3,025,000)
 Cash and cash equivalents at beginning of
  period                                      13,018,000     5,487,000
                                            ------------  ------------
 Cash and cash equivalents at end of period $  5,414,000  $  2,462,000
                                            ============  ============

CONTACT:  For Superconductor Technologies Inc.
          Lippert/Heilshorn & Associates
          Investor Relations
          Kirsten Chapman
          Moriah Shilton
          +1-415-433-3777
          invest@suptech.com